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                                                                      Exhibit 23



CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-50403) pertaining to the Viragen, Inc. Amended 1997 Stock Option Plan and (Form S-8 No. 33-60131) pertaining to the Viragen, Inc. 1995 Stock Option Plan, Employment Contracts with Key Executives and Stock Option Agreements with Directors of Viragen, Inc. and (Form S-8 No. 333-18197) pertaining to the Consulting Agreement with Girmon Investment Co., Limited and Common Stock Purchase Option Granted to Key Employee, of our report dated September 18, 1998, with respect to the consolidated financial statements of Viragen, Inc., as amended, included in its Annual Report (Form 10-K/A) for the year ended June 30, 1998.



                                          /s/ Ernst & Young LLP


Miami, Florida
March 31, 1999